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                                                                   Exhibit 99(a)
                                                                   -------------

                          CERTIFICATE OF ADJUSTMENT OF
                         PREFERRED SHARE PURCHASE RIGHTS


                  Pursuant to Section 12 of the Rights Agreement (the "Rights Agreement"), dated as of June 13, 1995, as amended, between Worthington Foods, Inc., an Ohio corporation (the "Company"), and National City Bank (the "Rights Agent"), the Company hereby certifies that each Right issued pursuant to the Rights Agreement is hereby adjusted so that it shall hereafter represent the right to purchase nine-twentieths (9/20) of one one-hundredth of a Series A Junior Participating Preferred Share, without par value ("Preferred Share"), of the Company. The exercise price for each Right will continue to be $92.00 for each one one-hundredth of a Preferred Share. Each issued and outstanding common share of the Company shall continue to be accompanied by one Right. The foregoing adjustment is made pursuant to Section 11(n) of the Rights Agreement, in connection with the four-for-three share split (the "Share Split") of the common shares of the Company which will be effected on or about December 5, 1997, by means of the distribution of one additional common share for every three common shares outstanding on November 14, 1997. The Redemption Price (as defined in the Rights Agreement) shall be adjusted from $.006 per Right to $.0045 per Right. These adjustments shall be effective upon the date of distribution of the Share Split.

Date: November 4, 1997              WORTHINGTON FOODS, INC.


                                    By: /s/ Dale E. Twomley
                                        ------------------------------
                                    Its: President
                                         -----------------------------


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